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                                                                      EXHIBIT 23



                        CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the CSG Systems International, Inc. 1996 Employee Stock Purchase Plan of our report dated January 23, 1996, covering the audited historical consolidated financial statements of CSG Systems International, Inc. and our report dated December 22, 1995, covering the audited historical consolidated financial statements of Cable Services Group, Inc. included in CSG Systems International, Inc.'s Registration Statement on Form S-1 dated February 28, 1996, and to all references to our Firm included in or made a part of this Registration Statement.



                                       Arthur Andersen LLP


Omaha, Nebraska,
August 14, 1996